SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)  December 13, 2005

TENGTU INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Delaware                000-29957                                   77-0407366

(State or Other    (Commission      (I.R.S. Employer

Jurisdiction of    File Number)            Identification No.)

236 Avenue Road

Toronto, Ontario, Canada M5R 2J4

 (Address of Principal Executive Offices) (Zip Code)

416-963-3999

 (Registrant's Telephone Number, Including Area Code)

_____________________________________________________

(Former name, address and fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement

On December 13, 2005, Tengtu International Corp. (“Tengtu” or the “Company”) and the following individuals: Shuixing Lin, Su Zhang, Qingyang Feng and Hongming Zhang (the “Tianze Team”) entered into a Cooperation Framework Agreement (the “Agreement”).  All references to the Agreement are qualified in their entirety by the text of the Agreement, a copy of which is attached to this

Current Report as Exhibit 10.1. Under the terms of the Agreement, Tengtu is to engage in a new line of business through a new entity to be formed.  The new line of business will be the formation and operation of an Internet Platform for continuing education, career training and placement. Formation of the Internet Platform is contingent on the Company’s ability to successfully raise necessary capital, of which there can be no assurance, and, even if sufficient financing is available, there can be no assurance that it will be available on terms acceptable to the Company.

 The Company has commenced formation of a new wholly foreign owned entity (“WFOE”) to manage a second new entity which will apply for an Internet Content Provider License (“ICP License”) in the PRC.  When and if an ICP License is obtained, the WFOE will enter into a cooperation agreement (the “Cooperation Agreement”) with the entity holding the ICP License which will actually engage in the new line of business and which will be managed by the Tianze Team. Pursuant to the Cooperation Agreement, the WFOE, which will be 100% owned by Tengtu, is anticipated to have the right to the majority of the profits earned by the company holding the ICP License.

Item  5.02.

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On the same day that the Company entered into the Agreement, December 13, 2005, Tengtu appointed Mr. Shuixing Lin as the Chief Executive Officer of the Company to oversee the management and operations in China, Mr. Su Zhang as the Chief Operating Officer of the Company, Ms. Judy Ye as the Chief Financial Officer of the Company, and Mr. Qingyang Feng and Mr. Hongming Zhang, as the Vice Presidents of the Company.

Mr. Shuixing Lin was most recently the president of the company that operates one of China's most successful e-commerce sites (www. joyo.com) (“Joyo”) from August 2002 to August 2005. Mr. Lin helped to build the company into one of China's largest on-line retailers of books, music and videos. Joyo was recently acquired by Amazon.com becoming its seventh global web site. Mr. Lin has held management positions in companies such as the Lenovo Group, Digital China Group, Legend Holding Company, Beijing Younaite Telecom and the China Kejian Group between 1990 and 2002. Mr. Lin received his EMBA from Peking University.

Mr. Su Zhang was also formerly with Joyo and was responsible in the daily administration of Joyo and its strategic development plan. Mr. Zhang has 13 years of IT and management experience working in such companies as China Putian, Legend Capital, Alliance PKU Management Consulting Group and was a founder of Beidabiz.com and Beijing Weizhixian Science and Technology Co., Ltd. Mr. Zhang received an MBA from the Guanghua School of Management of Peking University.

Mr. Qingyang Feng brings 15 years of experience in human resource management and recruitment in the executive business and IT markets in China. He served in management positions in the Lenovo Group from 1990 to February 2005 and most recently was involved in the management of Beijing Panbang Science and Technology Co. Ltd., establishing marketing and sales channels for their digital products in China. He received his EMBA from Peking University.

Mr. Hongmin Zhang has expertise in the IT and telecom sectors having worked in management for TianWei Telecom/American GTE in China. He also managed the market expansion of Beijing High-Tech Wealth in promoting and building out wireless value added services across China in co-operation with China Mobile and provincial companies. Mr. Zhang received his MBA at Renmin University of China.

Ms. Judy Ye first joined Tengtu International Corp. in March 2003 and has served the Company in the capacity as Chief Financial Officer previously and as controller and financial advisor currently. Ms.Ye is a Certified Public Accountant and has a Certified General Accounting Designation from the Certified General Accounting Association of Ontario (Canada). Prior to joining the company in 2003, Ms. Ye was a corporate accountant for Bluenotes Limited and a financial analyst and corporate accountant for International Finance Corp.. Ms. Ye is an MBA candidate of Laurentian University, Canada. Ms. Ye graduated from China's Guilin Management Institute with degrees in accounting and statistics.

Pursuant to the Agreement, the salaries of the above new officers are to be set at standard rates for similar information technology companies in North America.  In addition, the new officers are to receive 100,000 stock options per person, with a five year term, the exercise price of which are to be the par value of the shares.

Item

9.01.

Financial Statements and Exhibits

 (d) Exhibits                 Name of Exhibit

1.1

Cooperation Framework Agreement between Tianze Team and Tengtu

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tengtu International Corp.

By: /s/ John Watt_________

John Watt, President

Dated: December 21, 2005